Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS

•            Total Sales Grew Approximately 20%

•            Global THV Sales Grew 44% (Underlying); 55% (GAAP)

•            Full Year 2014 Sales and EPS Guidance Raised

IRVINE, Calif., October 23, 2014 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended September 30, 2014 of $94.6 million, or $0.87 per diluted share, and non-GAAP net income of $87.0 million, or $0.80 per diluted share.  Net income for the same period a year earlier was $76.8 million, or $0.68 per diluted share, and non-GAAP net income was $79.5 million, or $0.70 per diluted share.

Net sales for the quarter ended September 30, 2014 increased 22.6 percent to $607.4 million compared to the same period last year.  Underlying1 sales grew 18.9 percent.  U.S. and international segment sales for the third quarter were $296.3 million and $311.1 million, respectively.

“We are pleased with the results in all product groups and regions this quarter, highlighted by transcatheter heart valves that exceeded our expectations and drove very strong sales performance,” said Michael A. Mussallem, chairman and CEO. “The strong year-to-date results reinforce our conviction in our focused innovation strategy and its impact on unmet patients needs.”

Sales Results

For the third quarter, the company reported sales of transcatheter heart valves (THV) of $267.2 million, a 55.3 percent growth rate over the third quarter last year.  On an underlying basis, THV sales grew 43.8 percent. These results were driven by strong growth in all regions, with the U.S. accounting for approximately half of total THV sales.

In the U.S., THV sales were $143.3 million for the quarter, including $10.4 million from royalties. Included in this quarter’s results were lower clinical sales compared to the second quarter and an approximate $16 million negative impact from net stocking. Underlying U.S. THV sales were $125.9 million, which excludes the benefit of a net $17.4 million sales return reserve reversal. This represented an underlying growth rate of 46.2 percent compared to the $86.1 million reported last year.

“In Europe and the U.S., transcatheter valve procedure growth was strong this quarter and exceeded our expectations,” said Mussallem. “Our new product launches have strengthened our leadership position, and we are pleased that greater numbers of patients are benefiting from transcatheter heart valve therapy.  The launches of SAPIEN 3 in Europe and SAPIEN XT in the U.S. are largely complete, and feedback from clinicians on these new valves continues to be very positive. We believe current market growth rates are not sustainable and expect competitive activity will increase.”

Surgical Heart Valve Therapy product group sales for the quarter were $203.4 million. Sales increased 6.0 percent over the third quarter last year, or 6.2 percent on an underlying basis. Solid unit growth was seen across all regions, and product mix drove a slightly higher overall average selling price.

Critical Care product group sales were $136.8 million for the quarter, representing an increase of 3.9 percent versus last year, or 4.5 percent on an underlying basis.  Growth was driven by a double digit increase in Enhanced Surgical Recovery (ESR) product sales across most regions. Additionally, the company is redirecting the resources from its Glucose monitoring program to its ESR initiative.

Additional Operating Results

For the quarter, the company’s gross profit margin was 72.3 percent, compared to 74.1 percent in the same period last year. This reduction was driven primarily by a 160 basis point negative impact of foreign exchange, as well as higher costs associated with operations in Utah. This reduction was partially offset by a more profitable product mix.

Selling, general and administrative expenses were $222.2 million for the quarter compared to $177.8 million in the prior year.  The largest components of the increase were driven by transcatheter valve sales performance, including larger accruals for sales commissions and incentive compensation.

Research and development investments for the quarter were $87.6 million compared to $84.1 million in the prior year period.  This increase was primarily the result of additional investments in aortic and mitral valve programs.

Free cash flow for the quarter was a negative $5.9 million, which included a $158.5 million tax payment related to the prior quarter’s Medtronic litigation settlement. Free cash flow is defined as cash flow from operating activities of $12.2 million, less capital spending of $18.1 million. Excluding the tax impacts of the second quarter’s special items, free cash flow was $139.0 million.

Cash, cash equivalents and short-term investments totaled $1.52 billion at September 30, 2014.  Total debt was $596.4 million.

Adjustments to GAAP Results

During the quarter, the company’s non-GAAP results reflected an $18.4 million reduction to sales and a $7.6 million reduction to net income, primarily driven by the THV Sales Return Reserve reversal and the write-down of assets related to its Glucose monitoring program. See the attached schedule for additional details.

Nine-Month Results

For the nine months ended September 30, 2014, the company recorded net income of $701.9 million, or $6.49 per diluted share, compared to $314.0 million, or $2.74 per diluted share, for the same period in 2013.  Net income growth for the nine months was 123.5 percent and diluted earnings per share increased 136.9 percent over last year, or 6.1 percent excluding special items in both periods.

Net sales for the first nine months of 2014 increased 12.9 percent to $1.7 billion.  Sales growth was 12.4 percent on an underlying basis.

U.S. and international segment sales for the first nine months of 2014 were $760.7 million and $944.2 million, respectively.

During the first nine months of 2014, the company repurchased approximately 4.4 million shares of common stock for $300.7 million, substantially all of which was completed in the first quarter.

Outlook

The company now expects full year 2014 total sales to exceed the high end of its previous $2.05 billion to $2.25 billion range.  The company also raised its guidance for full year 2014 diluted earnings per share, excluding special items, to a range of $3.33 to $3.39.  For the fourth quarter of 2014, the company projects total sales to be between $575 million and $615 million, and diluted earnings per share, excluding special items, to be between $0.89 and $0.95.

“Although competition is intensifying, we believe our new products position us well to drive solid organic sales growth and help clinicians address critical unmet patient needs,” said Mussallem. “We are encouraged that new therapies supported by compelling evidence are being adopted even in this challenging healthcare climate.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13592286.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, the company’s financial goals, and expectations for new product launches and procedural adoption rates.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and effectiveness of new product launches; unexpected changes in adoption rates and economic drivers for TAVR; competitive dynamics; the timing and extent of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products, creating opportunities for its products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available at edwards.com.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP historical financial measures.  The company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales reserves associated with THV product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. R&D tax credit, which was required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures. Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The company is not able to provide a reconciliation of projected net income and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, SAPIEN, SAPIEN XT, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1] “Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$607.4	$495.6	$1,704.9	$1,509.5
Cost of sales	168.1	128.2	465.2	372.8

Gross profit	439.3	367.4	1,239.7	1,136.7

Selling, general and administrative expenses	222.2	177.8	634.9	546.8
Research and development expenses	87.6	84.1	262.5	244.4
Intellectual property litigation expense (income), net	0.9	4.3	(741.0)	(68.3)
Special charges	3.0	—	60.5	—
Interest expense, net	2.5	1.0	9.1	1.2
Other expense, net	2.5	0.4	2.6	1.7

Income before provision for income taxes	120.6	99.8	1,011.1	410.9

Provision for income taxes	26.0	23.0	309.2	96.9

Net income	$94.6	$76.8	$701.9	$314.0

Earnings per share:
Basic	$0.89	$0.69	$6.61	$2.79
Diluted	$0.87	$0.68	$6.49	$2.74

Weighted-average common shares outstanding:
Basic	106.4	111.0	106.2	112.5
Diluted	108.4	112.9	108.1	114.7

Operating Statistics
As a percentage of net sales:
Gross profit	72.3%	74.1%	72.7%	75.3%
Selling, general and administrative expenses	36.6%	35.9%	37.2%	36.2%
Research and development expenses	14.4%	17.0%	15.4%	16.2%
Income before provision for income taxes	19.9%	20.1%	59.3%	27.2%
Net income	15.6%	15.5%	41.2%	20.8%

Effective tax rate	21.6%	23.0%	30.6%	23.6%

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$404.1	$420.4
Short-term investments	1,111.0	516.5
Accounts and other receivables, net	322.9	328.0
Inventories, net	303.6	308.9
Deferred income taxes	29.5	33.4
Prepaid expenses	48.5	46.8
Other current assets	89.6	71.8
Total current assets	2,309.2	1,725.8

Long-term accounts receivable, net	8.1	7.3
Long-term investments	92.0	21.9
Property, plant and equipment, net	429.3	421.6
Goodwill	379.0	385.4
Other intangible assets, net	25.8	33.5
Deferred income taxes	68.7	79.0
Other assets	37.9	35.4

Total assets	$3,350.0	$2,709.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$427.8	$345.6

Long-term debt	596.4	593.1
Other long-term liabilities	282.4	226.8

Stockholders’ equity
Common stock	128.0	126.0
Additional paid-in capital	810.0	671.2
Retained earnings	2,732.7	2,030.8
Accumulated other comprehensive loss	(70.6)	(27.6)
Treasury stock, at cost	(1,556.7)	(1,256.0)
Total stockholders’ equity	2,043.4	1,544.4

Total liabilities and stockholders’ equity	$3,350.0	$2,709.9

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales return reserves associated with transcatheter heart valve (“THV”) product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. Research and Development (“R&D”) tax credit, which was required to be included in 2013.  Results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, taxes and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Given the magnitude and unusual nature of these special items relative to the operating results for the periods presented, these items below have been excluded in non-GAAP net income and diluted earnings per share.

THV Sales Return Reserve and Related Costs - In the first and second quarters of 2014, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.6 million and $6.1 million, respectively, related to estimated THV product returns expected upon introduction of next-generation THV products.  In the third quarter of 2014, the Company recorded a net $16.0 million reversal of the reserve upon delivery of the next-generation THV products.

Intellectual Property Litigation Expense (Income), net - The Company incurred intellectual property litigation expenses of $5.5 million and $5.5 million in the first quarter of 2014 and 2013, respectively, $2.6 million and $5.5 million in the second quarter of 2014 and 2013, respectively, and $0.9 million and $4.3 million in the third quarter of 2014 and 2013, respectively.  In addition, in the second quarter of 2014, the Company recorded a $750.0 million gain related to an agreement with Medtronic to settle all outstanding patent litigation.  In the first quarter of 2013, the Company recorded an $83.6 million gain related to the April 2010 jury award from Medtronic of damages for infringement of the U.S. Andersen transcatheter heart valve patent.

Asset Write-down - The Company recorded a $5.0 million charge in the third quarter of 2014 to write-down assets related to its automated glucose monitoring program.  The charge related primarily to intellectual property, fixed assets, inventory and severance expenses.

Charitable Foundation Contribution - The Company recorded a $50.0 million charge in the second quarter of 2014 for a charitable contribution to the Edwards Lifesciences Foundation.

Settlement - The Company recorded a $7.5 million charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.

Provision for Income Taxes -  During the second quarter of 2014, the Company recorded a $6.2 million tax benefit due to the remeasurement of its uncertain tax positions.  During the first quarter of 2013, the Company recorded an $8.4 million income tax benefit relating to the federal R&D tax credit that was extended in 2013 retroactive to the beginning of 2012.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Group and Region.”

Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures.  During 2014, the Company excluded from its calculation of free cash flow the impacts of the payment from Medtronic for the litigation settlement and its contribution to the Edwards Lifesciences Foundation.  During 2013, the Company excluded the impact of another payment from Medtronic related to litigation.  Management believes that excluding the impact of these items from its calculation of free cash flow provides investors a more meaningful comparison to historical financial results.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2014	2013	2014	2013

GAAP Net Income	$94.6	$76.8	$701.9	$314.0
Growth Rate %	23.2%		123.5%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	(16.0)	—	5.7	—
Intellectual property litigation expense (income), net	0.9	4.3	(741.0)	(68.3)
Asset write-down	5.0	—	5.0	—
Charitable foundation contribution	—	—	50.0	—
Settlement	—	—	7.5	—

Provision for income taxes
Tax effect on reconciling items (B)	2.5	(1.6)	240.2	25.6
Remeasurement of uncertain tax position reserve (A)	—	—	(6.2)	—
Federal research and development tax credit (A)	—	—	—	(8.4)

Non-GAAP Net Income	$87.0	$79.5	$263.1	$262.9
Growth Rate %	9.4%		0.1%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$0.87	$0.68	$6.49	$2.74
Growth Rate %	27.9%		136.9%

Non-GAAP adjustments: (A), (C)

THV sales return reserve and related costs	(0.10)	—	0.03	—
Intellectual property litigation expense (income), net	—	0.02	(4.45)	(0.37)
Asset write-down	0.03	—	0.03	—
Charitable foundation contribution	—	—	0.33	—
Settlement	—	—	0.06	—

Provision for income taxes
Remeasurement of uncertain tax position reserve	—	—	(0.06)	—
Federal research and development tax credit	—	—	—	(0.08)

Non-GAAP Diluted Earnings Per Share	$0.80	$0.70	$2.43	$2.29
Growth Rate %	14.3%		6.1%

Note: Numbers may not calculate due to rounding.

(A)  See description of “THV Sales Return Reserve and Related Costs,” “Intellectual Property Litigation Expense (Income), net,” “Asset Write-down,” “Charitable Foundation Contribution,” “Settlement,” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)  All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

THV UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended
	September 30,
(in millions)	2014	2013

GAAP THV United States Sales	$143.3	$86.1
Adjustment for THV sales returns reserve	(17.4)	—
THV United States Underlying Sales	$125.9	$86.1
Underlying Growth Rate %	46.2%

THV OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended
	September 30,
(in millions)	2014	2013

GAAP THV Outside the United States Sales	$123.9	$85.9
Adjustment for THV sales returns reserve	(1.0)	—
Foreign exchange impact	—	0.8
THV Outside the United States Underlying Sales	$122.9	$86.7
Underlying Growth Rate %	41.8%

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP OPERATING CASH FLOW TO NON-GAAP FREE CASH FLOW

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2014	2013	2014	2013

Net cash provided by operating activities	$12.2	$132.2	$929.1	$361.4
Capital expenditures	(18.1)	(22.6)	(48.4)	(88.9)
Medtronic litigation settlement	—	—	(750.0)	—
Charitable foundation contribution	—	—	50.0	—
Medtronic litigation award	—	—	—	(83.6)
Net tax payments on Medtronic litigation and charitable contribution	144.9	—	156.3	26.3
Non-GAAP Free Cash Flow	$139.0	$109.6	$337.0	$215.2

Note: Numbers may not calculate due to rounding.

(A)  See description of “Free Cash Flow” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Group and Region

($ in millions)

					2014 Adjusted		2013 Adjusted
Sales by Product Group (QTD)	3Q 2014	3Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2014 Underlying Sales	FX Impact	3Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valves	$267.2	$172.0	$95.2	55.3%	$(18.4)	$248.8	$0.8	$172.8	43.8%
Surgical Heart Valve Therapy	203.4	191.8	11.6	6.0%	—	203.4	(0.4)	191.4	6.2%
Critical Care	136.8	131.8	5.0	3.9%	—	136.8	(0.9)	130.9	4.5%
Total Sales	$607.4	$495.6	$111.8	22.6%	$(18.4)	$589.0	$(0.5)	$495.1	18.9%

					2014 Adjusted		2013 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2014	YTD 3Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2014 Underlying Sales	FX Impact	YTD 3Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valves	$676.1	$523.8	$152.3	29.1%	$(10.3)	$665.8	$6.8	$530.6	25.5%
Surgical Heart Valve Therapy	620.0	594.2	25.8	4.3%	—	620.0	(3.3)	590.9	4.9%
Critical Care	408.8	391.5	17.3	4.4%	—	408.8	(5.4)	386.1	5.9%
Total Sales	$1,704.9	$1,509.5	$195.4	12.9%	$(10.3)	$1,694.6	$(1.9)	$1,507.6	12.4%

					2014 Adjusted		2013 Adjusted
Sales by Region (QTD)	3Q 2014	3Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2014 Underlying Sales	FX Impact	3Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$296.3	$232.1	$64.2	27.7%	$(17.4)	$278.9	$—	$232.1	20.2%
Europe	176.9	144.4	32.5	22.4%	(1.0)	175.9	2.6	147.0	19.6%
Japan	66.8	56.7	10.1	17.9%	—	66.8	(2.9)	53.8	24.1%
Rest of World	67.4	62.4	5.0	8.1%	—	67.4	(0.2)	62.2	8.4%
International	311.1	263.5	47.6	18.1%	(1.0)	310.1	(0.5)	263.0	17.7%
Total	$607.4	$495.6	$111.8	22.6%	$(18.4)	$589.0	$(0.5)	$495.1	18.9%

					2014 Adjusted		2013 Adjusted
Sales by Region (YTD)	YTD 3Q 2014	YTD 3Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2014 Underlying Sales	FX Impact	YTD 3Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$760.7	$700.5	$60.2	8.6%	$(4.4)	$756.3	$—	$700.5	8.0%
Europe	551.0	454.2	96.8	21.3%	(5.9)	545.1	17.6	471.8	15.5%
Japan	192.2	176.0	16.2	9.2%	—	192.2	(12.5)	163.5	17.6%
Rest of World	201.0	178.8	22.2	12.5%	—	201.0	(7.0)	171.8	17.0%
International	944.2	809.0	135.2	16.7%	(5.9)	938.3	(1.9)	807.1	16.2%
Total	$1,704.9	$1,509.5	$195.4	12.9%	$(10.3)	$1,694.6	$(1.9)	$1,507.6	12.4%

* Numbers may not calculate due to rounding.